                                                                EXHIBIT 10.4

                              [EUROMED LETTERHEAD]

TRANSLATION OF THE CONTRACT ORIGINALLY PROVIDED IN
THE DUTCH LANGUAGE. THE DUTCH TEXT IS BINDING.

Ref.: EUR/MANAG.AGR.FILE B.V.

                              MANAGEMENT AGREEMENT

The undersigned:

1. EUROMED EUROPE B.V., established in Oosterhout, hereby represented by its statutory director B.V. Wisteria, (hereafter "EuroMed B.V.");

2. BEHEER-EN BELEGGINGSMAATSCHAPPIJ FILE B.V., established in Wassenaar, Jonkerlaan 72, 2242 GG, (hereafter: "File B.V.");

CONSIDERING:

a. EuroMed B.V., subsidiary of EuroMed, Inc., a company according to the State of Nevada (United States) Law, ("EuroMed"), is the Dutch holding company of the subsidiaries of EuroMed;

b. EuroMed B.V. maintains 100% of the shares in Confedera B.V. ("Confedera") and Galenica B.V. ("Galenica") and 100% of the shares in Mutarestes B.V. ("Mutarestes"), which company in its turn maintains 100% of the shares in Pluripharm International B.V. ("Pluripharm"), which in its turn maintains 100% of the shares in Financieringsmaatschappij De Nieuwe Wereld ("DNW");

c. Confedera, Galenica and Pluripharm are the Subsidiaries ("the Subsidiaries") within the EuroMed Group occupied with the wholesale of pharmaceutical products;

d. EuroMed B.V. wishes to assure by entering into this management agreement that a person will be available who during a certain period will be responsible for the day to day management of its subsidiaries;

e. In that respect File B.V. is prepared and capable to meet this requirement on behalf of EuroMed B.V. and its subsidiaries, by making a qualified person available to EuroMed B.V. on the following conditions;

AGREE AS FOLLOWS:

Article 1. Activities

1.1 For the term of this agreement (the "Agreement") File B.V. will make a manager available to EuroMed B.V., namely Mr. R.W.L. Veldman (hereafter "Manager"). EuroMed B.V. and its Subsidiaries declare to accept this Manager and have him carry out the activities that are specified in the Agreement. At first the activities will mainly consist of the management of the Mutarestes and/or Pluripharm subsidiaries and the integration of these companies with Galenica.

1.2 If necessary for the conduct of business, EuroMed B.V. will consult with File B.V. in case they find that the activities of the Manager need to be adjusted.

1.3 To carry out its activities File B.V. will be appointed managing director of EuroMed B.V. and will function as managing director for the term of the Agreement. On behalf of its activities File B.V. as managing director shall be represented by Manager.

1.4 Considering that Manager has been made available by File B.V. to EuroMed B.V., the parties explicitly acknowledge that Manager is not in service of EuroMed B.V., nor of some kind can be considered as an employee of EuroMed B.V.

1.5 The Subsidiaries have accepted the obligation to Manager to give him the authority and cooperation necessary for a good performance of his activities.

Article 2. Compensation

2.1 EuroMed B.V. shall pay File B.V. a management fee of fl 200,000 excl. sales tax per year for its services, as well as an expense allowance of fl 3,000 excl. sales tax a month. EuroMed B.V. shall pay the allowances in 12 equal terms over the year. File B.V. will present EuroMed B.V. an invoice once a month in which also the activities of Manager will be explained. EuroMed B.V. should pay the invoice within 30 days.

        Between EuroMed B.V. and the Subsidiaries it will be further agreed on which Subsidiaries' charge the financial obligation on behalf of the Agreement will be placed.

2.2 File B.V. will attend to a correct fulfillment of all its duties regarding sales tax, wage tax and social security payments with regard to Manager. File B.V. indemnifies EuroMed B.V. from all possible claims from the exchequer and/or the corporation's association toward EuroMed B.V. in case they take the position that EuroMed B.V. as regards Manager is responsible for withholding salary tax and/or social security payments, raises, penalties and interest included.

2.3 In case Manager for what ever reason should not be able to carry out his task for EuroMed B.V. for a period longer than two weeks and suitable replacement has not been provided, EuroMed B.V. is relieved from its duty of payment of compensation, starting from the third week for the period of the default, with exception of the compensation for the reasonably made expenses, that in spite of the absence of Manager have occurred and can not be undone, unless the expenses are made within the appointed activities.

Article 3. Term of the Agreement

3.1 The Agreement will start on January 1, 1997 for the period of one year and therefor legally end on December 31, 1997, without requiring any action of the parties.

3.2 Prolongation of the Agreement is only possible in case both parties decide to do so in writing.

3.3     The Agreement can be terminated immediately, in case:

        a. File B.V. or EuroMed B.V. are declared bankrupt or a suspension of payment has been granted to File B.V. or EuroMed B.V.;

        b. Manager dies, is being declared bankrupt or a suspension of payment has been granted for Manager or Manager in case of illness or otherwise during a period of three successive months more than forty-five days has not been capable to meet his obligations as mentioned under article 1.

3.4 File B.V. and EuroMed B.V. are qualified to dissolve the Agreement in case a party does not meet an obligation of the Agreement properly, not in good time or not at all.

Article 4. Indemnification

4.1 File B.V. and Manager shall as well towards EuroMed B.V., as towards third parties, not be liable for any damages, caused by actions or omission by Manager, performed within his formal competence's, unabated the liability for damages caused by willful misconduct or gross negligence of File B.V. and/or Manager.

4.2 EuroMed B.V. indemnifies File B.V. and Manager in case of liability of File B.V. and/or Manager towards third parties for actions or omissions of Manager, performed within his formal competence's, unless the liability has occurred by willful misconduct or gross negligence of File B.V. and/or Manager.

Article 5. Non compete conditions

5.1 File B.V., nor its direct or indirect shareholder, shall during the effective period of the Agreement till three months after ending of the Agreement within the Benelux not develop activities, direct or indirect, through corporation or otherwise, alone or in cooperation with others, that in some way could compete with the activities of EuroMed B.V., other than activities with regard to exploit pharmacies. File B.V., nor its direct of indirect shareholder, shall not invest in competitive corporations. The existing interests at the time of signing this Agreement can be maintained.

5.2 In case of breach of the under article 5.1 mentioned non compete conditions, File B.V. will be fined with fl 100,000 for each breach with a raise of fl 10,000 per day that the breach after default continues. Manager is liable for this fine besides File B.V.

Article 6. Confidentiality agreement

6.1 File B.V. shall maintain confidentiality during the time of the Agreement and thereafter, with regard to the knowledge concerning businesses and interests of EuroMed B.V. and the corporations connected with EuroMed B.V. among which especially (but not exclusively) is concluded the knowledge about operational margins and discounts and the relationships with customers.

6.2 There will be no secrecy agreement with regard to businesses and interests that are known in public, of general use, or whether insight is gained through third parties, by means of publication and so on, or become public knowledge through no fault of File B.V.

6.3 Notwithstanding the way the Agreement will be ended, File B.V. shall return all properties of EuroMed B.V. and its subsidiaries, among which is concluded (but not exclusively) all information files, copies, books and documents that consist of data of EuroMed B.V. and its subsidiaries.

Article 7. Intellectual property

7.1 During the term of the Agreement, the intellectual proprietary rights with regard to by or in cooperation with EuroMed B.V. developed new products shall be deposited with EuroMed B.V. and where necessary be handed over unconditionally to EuroMed B.V., and unconditionally accepted by EuroMed B.V.

7.2 File B.V. shall in no way, direct or indirect, through corporations or otherwise use the industrial proprietary rights which in the past are applied or yet are being applied by EuroMed B.V. for the practice of the company of EuroMed B.V.

Article 8. Commitment Manager

8.1 File B.V. guarantees that the statements mentioned in articles 5, 6 and 7 shall be of similar relevance to Manager. As a sign of approval and his commitment to these points, Manager shall also sign this Agreement.

Article 9. Invalid definitions

9.1 In case one or more articles of this Agreement should be invalid or in another way should not be binding, then the validity of the other articles of this Agreement shall not be affected. Parties shall then adjust the Agreement in mutual consideration in the sense that the not-binding articles are being replaced by other definitions that are as less different as possible from the relevant not-binding articles.

Article 10. Applicable law and choice of forum

10.1 The Dutch Law is applicable to this Agreement. Each dispute resulting from this Agreement shall exclusively be submitted to the judgment of the competent judge at the district-court of Breda.

Article 11. Supplementary conditions

11.1 The Subsidiaries accept severally liability of the payment conditions of EuroMed B.V. under the Agreement.

11.2 Carrying out the management tasks the reasonable interests of the subsidiaries of EuroMed B.V. should always be observed, thus that the activities on account of the Agreement shall not be harmful for the other subsidiaries.

11.3 a. Manager commits himself to regular, yet at least once a month, consult with the directors of Mutarestes and/or Pluripharm, Galenica and Confedera about the course of business and with regard to the policies to be followed.

11.3 b. File B.V. shall as soon as possible and to be submitted for approval by the directors of Mutarestes and/or Pluripharm, Galenica and Confedera set up a business plan ("Business plan") for the financial year 1997.

11.3 c. If and as soon as File B.V. notices that the actual developments of EuroMed B.V. and its Subsidiaries are likely to deviate from the Business plan, then File B.V. shall communicate this as soon as possible with the directors of Mutarestes and/or Pluripharm, Galenica and Confedera. Then shall be decided in mutual consideration about the measures to be taken and, where necessary, the Business plan for the relevant year be adjusted.

11.4 Manager accepts that with regard to the actions to be mentioned hereafter regarding EuroMed B.V. and its subsidiaries the explicit approval of the directors of Mutarestes and/or Pluripharm, Galenica and Confedera is required for:
        a. the contracting or firing of employees or the adjustment of the working conditions, other than the replacement of existing employees;
        b. changing bank relations or the conditions that are already entered into by the relative cooperation. (It is known to Manager that the offer of Banque Paribas has already been accepted by the Board of Directors);
        c.      contracting transaction above the amount of fl 100,000;
        d.      settlement of any kind of claim above the amount of fl 30,000;
        e.      acquisition or disposal of participation's in other companies.

                              [EUROMED LETTERHEAD]


Thus drawn up and signed in twofold in Oosterhout dated 21 January 1997.

EUROMED EUROPE B.V.                         BEHEER-EN BELEGGINGS-
B.V. WISTERIA, DIRECTOR                     MAATSCHAPPIJ FILE B.V.:
/S/ A.F. HINNEN                             /S/ R. VELDMAN
----------------------------                ----------------------------
A.F. HINNEN                                 R.W.L. VELDMAN
DIRECTOR

FOR THE ARTICLES 5, 6, 7, 11.2, 11.3 AND 11.4
/S/ R. VELDMAN
----------------------------
R.W.L. VELDMAN

EuroMed, Inc. guarantees the fulfillment of this agreement by EuroMed B.V. and its subsidiaries

EUROMED, INC.:
/S/ ROBERT A. SHUEY
----------------------------
R.A. SHUEY, CEO